EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of August 12, 2014 (this “Agreement”), by and between William M. Hamilton (“Executive”) and Hamilton Investment Group, Inc., an Oklahoma corporation (the “Company”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings given to them on Annex I hereto.

R E C I T A L S

WHEREAS, pursuant to that Stock Purchase Agreement, dated as of August 11, 2014 (the “Purchase Agreement”), by and among the Company, the stockholder listed on Schedule 1 to the Purchase Agreement and HII Technologies, Inc. (the “Buyer”), Buyer agreed to purchase all of the assets and liabilities under the terms and conditions set forth in the Purchase Agreement and upon consummation of these transactions, the Company will become a wholly-owned subsidiary of the Buyer;

WHEREAS, the Company has determined that it would like to retain Executive to work for the Company to, among other things, provide services with respect to the assets of the Company purchased by Buyer pursuant to the Purchase Agreement; and

WHEREAS, the Company desires to retain Executive as the President of the Company, and Executive desires to serve as the President of the Company under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, it is agreed by the Company and Executive as follows:

A G R E E M E N T

SECTION 1.  Employment; Duties.  The Company hereby employs Executive, and Executive hereby accepts employment, as the President of the Company, which is a wholly-owned subsidiary of HII Technologies, Inc.  Executive shall directly report to the President of Apache Energy Services, LLC (or such other officers as determined by the Board of Directors of the Buyer (the “Board”) from time to time) and shall devote substantially all of his business time, energy and skill to the business of the Company and the promotion of its interests, and the performance of his duties and responsibilities hereunder including, without limitation, performing customary duties in connection with the water handling oilfield services business of the Company. Executive shall comply with the Company’s employment policies and procedures, if any, adopted from time to time by the Board. Executive hereby agrees to obtain any certifications from any governmental or other regulatory body that the Company deems reasonably necessary for the performance or his duties and responsibilities hereunder.

SECTION 2.  Term.    Executive’s employment under this Agreement shall be for a term (the “Term”) commencing on the date of this Agreement and ending on August 11, 2016 (or such earlier date, if any, on which Executive resigns or is terminated by the Company).  So long as Executive has not materially breached the terms of this Agreement or the Purchase Agreement, beginning on August 11, 2016 and on each anniversary thereof (each, an “Extension

Date”), the Term shall be automatically extended for an additional one-year period (the “Extended Term”), unless either Party provides the other Party hereto at least twenty (20) days’ prior written notice before the next Extension Date that the Term shall not be so extended.

SECTION 3.  Compensation.

(a)

In consideration for Executive’s performance of Executive’s duties and responsibilities with the Company, the Company shall pay to Executive, from the date of this Agreement through August __, 2016 or such later date if this Agreement is extended for an Extended Term or a New Term, a base salary of $125,000 per annum (the “Base Salary”).  Executive will be paid in bi-weekly installments pursuant to the Company’s normal payroll policies.

(b)

Executive may also receive bonuses, from time to time, in the discretion of the Board, depending upon Executive’s performance and achievement of specific goals, and upon the profitability of the Company.

(c)

During the Term, Executive shall be entitled to participate in the Company’s standard benefit plans (“Benefit Coverages”), if any of general applicability to other senior executives of the Company.

(d)

During the Term, Executive shall be entitled to up to fifteen (15) business days of paid vacation days per calendar year, in accordance with the Company’s vacation policies in effect from time to time.

(e)

The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and such other amounts as may be required by law with respect to the compensation payable to Executive pursuant to this Agreement.

(f)

The Company shall reimburse Executive for all appropriately documented, reasonable business expenses incurred by the Executive in the performance of his or her duties under this Agreement, in accordance with the Company’s policies in effect from time to time.

SECTION 4.  Confidentiality.  Executive (a) recognizes that the business and financial records, customer and client lists, proprietary knowledge or data, intellectual property, trade secrets and confidential methods of operations of the Company, its subsidiaries and its Affiliates and their respective successors, assigns and nominees, as they may exist from time to time and which relate to the then conducted or planned business of the Company, its subsidiaries and its Affiliates or of entities with which the Company was or is expected to be affiliated during such periods, are valuable, special and unique assets of the Company, access to and knowledge of which are essential to Executive’s performance with the Company; and (b) shall not, during or after the Term, disclose any of such records, lists, knowledge, data, property, secrets, methods or information to any Person for any reason or purpose whatsoever (except for disclosures (x) compelled by law; provided that Executive promptly notifies the Board of any request for such information before disclosing the same, if practical, and (y) made as necessary in connection with the performance of his duties with the Company) or make use of any such property for his own purposes or for the benefit of any Person except the Company. Executive acknowledges that a breach of this Section 7 may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, Executive agrees that the provisions of this Section 7 may be enforced by specific performance or other injunctive relief.

SECTION 5.  Inventions.  Any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, intellectual property, works of authorship (including, but not limited to, computer programs), trade secrets and improvements (whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s or any of its subsidiaries’ or Affiliates’ data or facilities) and all portions thereof (collectively, the “Inventions”) which Executive makes, conceives, reduces to practice, or otherwise acquires during his employment with the Company (either solely or jointly with others), and which are related to the then present or planned business, services or products of the Company or any of its subsidiaries or Affiliates, shall be the sole property of the Company and shall at all times and for all purposes be regarded as acquired and held by Executive in a fiduciary capacity for the sole benefit of the Company.  All Inventions that consist of works of authorship capable of protection under copyright laws shall be prepared by Executive as works made for hire, with the understanding that the Company shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws.  Executive hereby assigns to the Company, without further compensation, all such Inventions and any and all patents, copyrights, trademarks, trade names or applications therefore, in the United States and elsewhere, relating thereto.  Executive shall promptly disclose to the Company all such Inventions and shall assist the Company in obtaining and enforcing for its own benefit patent, copyright and trademark registrations on such Inventions in all countries.  Upon request, Executive shall execute all applications, assignments, instruments and papers and perform all acts, such as the giving of testimony in interference proceedings and infringement suits or other litigation, necessary or desired by the Company to enable the Company, its subsidiaries and Affiliates and their respective successors, assigns and nominees to secure and enjoy the full benefits and advantages of such Inventions.

SECTION 6.  Termination, Resignation or Death.

(a)

Executive’s employment with the Company (including, without limitation, Executive’s rights under this Agreement) is at will and may be terminated by the Company at any time, without Cause, upon thirty (30) days prior written notice to the Executive.  The Company may terminate Executive’s employment with the Company and rights under this Agreement immediately at anytime without notice for Cause.  The Term will terminate on the date of Executive’s resignation or upon the date of Executive’s death.

(b)

If Executive resigns at any time for any reason or is terminated by the Company at any time for any reason or dies, the Company shall not have any liability or obligation under this Agreement except for the amount of Base Salary, if any, earned but not paid prior to such termination, resignation or death.

SECTION 7.  Conflicts of Interest.  Executive hereby represents that he is free to enter into this Agreement, and that his employment by the Company does not violate the terms of any agreement between him and any third party.  Further, in rendering his duties to the Company,

Executive shall not utilize any Invention, discovery, development, improvement, innovation or trade secret in which he or the Company does not have a proprietary interest.

SECTION 8.  Return of Documents and Equipment.  Upon termination of Executive’s employment with the Company for any reason, Executive shall forthwith deliver to the Company and return, and shall not retain, any originals and copies of any books, intellectual property, papers, customer or client contracts, documents and data or other writings, tapes or records of the Company, regardless of form, format or media, maintained by Executive or in Executive’s possession (all of the same are hereby agreed to be the property of the Company).

SECTION 9.  Miscellaneous.

(a)

Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of (i) rendering the provision in question inoperative or unenforceable in any other case or circumstance, or (ii) rendering any other provision or provisions in this Agreement invalid, inoperative, or unenforceable to any extent whatsoever.  The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

(b)

Notices.  Any notices and other communications made or required in connection with this Agreement shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the Party to be notified, (ii) when sent by confirmed facsimile, if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt.  All notices shall be addressed as follows or at such address as such Party may designate by ten (10) days advance written notice to the other Parties hereto:

(A)	if to Executive:
William M. Hamilton PO Box 1137 Guthrie, OK 73044 With a copy to: William R. Cook II, PLLC 1900 NW Expressway, Suite 1350 Oklahoma City, OK 73118
(B)	if to the Company: Hamilton Investment Group 710 N. Post Oak Road, Suite 400 Houston Texas, 77024 Attention: Matt Flemming Email: matt@hiitinc.com 4

(c)

Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter addressed herein and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to Executive’s employment with the Company.

(d)

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

(e)

Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Texas without giving effect to the conflict of laws rules thereof.

(f)

Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in the State of Texas in accordance with the Commercial Arbitration Rules and judgment of the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(g)

Benefit and Assignability.  The rights, benefits, duties and obligations under this Agreement shall inure to the benefit of, and be binding upon, (x) the Company and its successors, and (y) Executive and his legal representatives.  This Agreement constitutes a personal service agreement, and the performance of Executive’s obligations under this Agreement may not be transferred or assigned by Executive.  This Agreement may be assigned by the Company in its sole discretion.  The provisions of Sections 4, 5, 7, 8, 9(a), 9(f), 9(g), 9(i) and 10(j) shall continue in full force and effect notwithstanding the termination of Executive’s employment with the Company.

(h)

Amendments; Waiver.  No amendment, modification or discharge of this Agreement, and no waiver under this Agreement, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.  The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach by such other Party.

(i)

Specific Performance.  The Parties acknowledge that their obligations under this Agreement are unique and that damages may be an inadequate remedy for any failure to perform such obligations as a result of any breach of this Agreement by any Party and, therefore, any Party to whom performance is owed under any provision of this Agreement shall be entitled to an injunction to be issued, or specific enforcement be ordered, by any court of competent jurisdiction to require any other Party to perform its obligations under this Agreement and prevent any other Party from breaching, or continuing to breach, any provision of this Agreement.  In the event that any dispute regarding this Agreement is resolved by a court, the prevailing Party shall be entitled to recover from the non-prevailing Party the fees, costs and expenses (including, but not limited to, the reasonable fees and expenses of counsel) incurred by the prevailing Party in connection with such dispute.

(j)

Limitation of Liability.  Notwithstanding anything contained herein to the contrary, no officer, director or member of the Company shall have any personal liability to fund any payments that are required to be made to Executive pursuant to this Agreement.

(k)

Section Headings.  The headings herein are inserted as a matter of convenience only and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

EXECUTIVE:

/s/ William M. Hamilton

William M. Hamilton

COMPANY:

HAMILTON INVESTMENT GROUP, INC.

By: /s/William M. Hamilton

Name: William M. Hamilton

Title: President

                                                                                               By: /s/Matthew C. Flemming

                                                                              Name: Matthew C. Flemming

                                                                              Title: President

[Signature Page to Employment Agreement]

ANNEX I

DEFINITIONS

For all purposes of this Agreement, unless the context clearly indicates a contrary intent:

“Affiliate” means any Person that directly, or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Cause” means any of the following:  (i) any willful or grossly negligent and continued failure by Executive to perform his duties under this Agreement in any material respect that is not promptly (but in no event later than ten (10) business days after written notice thereof is received by Executive or such longer period of time not to exceed thirty (30) days if the nature of such failure makes it impractical to cure within ten (10) business days) cured by resuming the performance of such duties; provided, however, that for the purposes of determining whether conduct constitutes willful or grossly negligent conduct, no act on Executive’s part shall be considered “willful” unless it is done by the Executive in bad faith or without reasonable belief that such action was in the best interests of the Company; (ii) Executive breaches a material covenant or agreement of the Purchase Agreement that is not promptly (but in no event later than ten (10) business days after written notice thereof is received by Executive or such longer period of time not to exceed thirty (30) days if the nature of such failure makes it impractical to cure within ten (10) business days) cured; (iii) Executive embezzles or converts to his own use any funds of the Company or any business opportunity of the Company; (iv) Executive destroys or converts to his own use any property of the Company, without the Company’s consent; (v) Executive is convicted of or enters a guilty plea or plea of no contest with respect to a felony; (vi) Executive commits an act of moral turpitude which could reasonably be expected to injure or pose a threat of injury or material economic harm to the Company or any of its Affiliates; or (vii) Executive is habitually intoxicated or is addicted to a controlled substance and such controlled substance is illegal or materially interferes with the performance of his duties; provided, however, that Executive shall be permitted to seek medical treatment for a reasonable period of time prior to any termination pursuant to this clause (vii).

 “Parties” means Executive and the Company.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

Capitalized terms in this Agreement, defined in this Annex I and elsewhere parenthetically, have the meanings ascribed to them and include the plural as well as the singular.